NVB
North Valley Bancorp

April 27, 2007

Dear Fellow Shareholder:

On April 11, 2007, we announced the signing of an Agreement and Plan of Merger with Sterling Financial Corporation, a bank holding company based in Spokane, Washington. Under the terms of the merger agreement, North Valley will merge with and into Sterling and the offices of North Valley Bank will become Sterling offices. As a result of the merger agreement, the Board of Directors has decided to postpone the 2007 Annual Meeting of North Valley shareholders, normally held in the month of May. Instead, North Valley will hold a special meeting of shareholders to vote on the Sterling transaction. In the following few months, you should expect to receive a proxy statement/prospectus containing the information necessary to consider and vote on the Sterling transaction. In anticipation of that mailing, we take great pleasure in sending you the 2006 Annual Report of North Valley Bancorp (including Form 10-K and Form 10-K/A – Amendment No. 1), enclosed with this letter.

Pending receipt of the proxy statement/prospectus, you may obtain further information about the Sterling transaction by accessing documents previously filed (and to be filed) with the Securities and Exchange Commission at its website, www.sec.gov. Copies of the documents filed by North Valley may also be obtained free of charge by writing to the Corporate Secretary, North Valley Bancorp, 300 Park Marina Circle, Redding, California 96001.

Sterling, North Valley and their respective officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of North Valley with respect to the transactions contemplated by the proposed merger. Information regarding Sterling's officers and directors is included in Sterling's proxy statement for its 2007 annual meeting of shareholders filed with the SEC on March 15, 2007. Information regarding North Valley's officers and directors is included in North Valley's Form 10-K/A – Amendment No. 1 filed with the SEC on April 24, 2007. A description of the interests of the directors and executive officers of Sterling and North Valley in the merger will be set forth in North Valley's proxy statement/prospectus and other relevant documents filed with the SEC when they become available.

On behalf of our staff and the entire Board of Directors, we thank you for your business and continued support.

Michael J. Cushman
President and CEO

J.M. "Mike" Wells, Jr.
Chairman of the Board